INVESTMENT MANAGEMENT

Reliable Partner | Reliable Investing®

VOYA®

(d)(6)(iii)

January 1, 2021

Christopher Kurtz

Vice President, Finance

Voya Investment Management Co. LLC

One Orange Way, C1-N

Windsor, CT 06095

Dear Mr. Kurtz:

Pursuant to the Sub-Advisory Agreement, effective as of November 18, 2014, as amended (the "Agreement"), between Voya Investments, LLC and Voya Investment Management Co. LLC, we hereby notify you of our intention to modify the annual sub-advisory fee rate for Voya Floating Rate Fund (the "Fund"), effective on January 1, 2021, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual sub-advisory fee rate for the Fund, is attached hereto.

Please signify your acceptance to the modified sub-advisory fee rate for the Fund by signing below where indicated.

Very sincerely,

By: /s/ Todd Modic______________

Todd Modic

Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Investment Management Co. LLC

By: /s/ Christopher Kurtz________

Name: Christopher Kurtz__________

Title: Vice President, Finance_____

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Annual Sub-Advisory Fee
Series	(as a percentage of average daily
assets allocated to the Sub-Adviser)

0.2925% on the first $300 million;
Voya Floating Rate Fund	0.2812% on the next $200 million; and
0.2700% thereafter

0.2025% on the first $1 billion;
Voya GNMA Income Fund	0.1935% on the next $500 million; and
0.1845% on assets thereafter

Voya Government Money Market	0.1125% on all assets
Fund

0.2295% on the first $1 billion;
Voya High Yield Bond Fund	0.2025% on the next $4 billion; and
0.1800% on assets thereafter

Voya Intermediate Bond Fund	0.0765%

Voya Short Term Bond Fund	0.0675%

Voya Strategic Income	0.1800%
Opportunities Fund

Effective Date: January 1, 2021 to modify the annual sub-advisory fee rate for Voya Floating Rate Fund, in response to the November 2020 annual 15(c) contract renewal process.